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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                   FORM U5S/A

                                 ANNUAL REPORT

                      For the Year Ended December 31, 2002


        Filed pursuant to the Public Utility Holding Company Act of 1935


                                 NISOURCE INC.

                             COLUMBIA ENERGY GROUP
                      (Name of registered holding company)

                               801 E 86th Avenue
                          Merrillville, Indiana 46410

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This Amendment No. 2 to NiSource Inc. Form U5S Annual Report for the year ended
December 31, 2002, is being filed to update Item 10 to include the 2002 Tax Allocation that was not previously included in NiSource Inc.'s Form U5S filed on May 1, 2003.

                                Table of Contents
Item 10....Financial Statements and Exhibits..........................         3

     Exhibits:

     Tax Allocation for 2002..........................................         3

Signature.............................................................         4


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ITEM 10     FINANCIAL STATEMENTS AND EXHIBITS

EXHIBIT E.  TAX ALLOCATION FOR 2002

Confidential treatment requested.




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SIGNATURES

Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.





                                                        NISOURCE INC.
                                               --------------------------------
                                                        (Registrant)


Dated:       October 10, 2003             By:     /s/  Jeffrey W. Grossman
         ------------------------              --------------------------------
                                                      Jeffrey W. Grossman
                                                 Vice President and Controller
                                                (Principal Accounting Officer)




                                                    COLUMBIA ENERGY GROUP
                                               --------------------------------
                                                        (Registrant)



Dated:       October 10, 2003             By:     /s/  Jeffrey W. Grossman
         ------------------------              --------------------------------
                                                     Jeffrey W. Grossman
                                                       Vice President



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